SEPARATION AGREEMENT
SEPARATION AGREEMENT (this “Agreement”) dated as of August 23, 2011 by and between Nortek, Inc., a Delaware corporation (the “Company”), and Bruce E. Fleming (the “Executive”) (each a “Party,” and together, the “Parties”).
WHEREAS, the Executive has been employed by the Company as its Vice President - Corporate Development;
WHEREAS, the Parties wish to confirm the termination of the Executive's employment with the Company and set forth their agreement as to certain payments, benefits, rights and obligations of the Parties in connection therewith;
NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:
1.    Termination of Employment and Resignation from Positions. The Parties hereby mutually agree that the Executive's employment with the Company will terminate, effective as of September 1, 2011 (the “Separation Date”). The parties agree that each party hereby waives any notice that may be required from the other. Accordingly, the Executive hereby resigns, effective as of the Separation Date, from all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and subsidiaries (the “Company Group”) and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignations. For purposes of clarity, this Section 1 shall survive any revocation of Section 8 of this Agreement by the Executive.
2.    Severance Benefits. In connection with the Executive's termination of employment, the Company shall pay and provide to the Executive, and the Executive shall only be entitled to from the Company Group, the following severance payments and benefits set forth in this Section 2 of this Agreement, at the time or times set forth herein:
(a)    Severance Payment. On the Separation Date, the Company shall pay Executive severance in the amount of $500,000 (the “Severance Payment”).
(b)    Supplemental Executive Retirement Plan. Executive is a participant in the Nortek Supplemental Executive Retirement Plan B dated May 14, 1998, as amended (the “SERP”). The Company and the Executive agree that the payment of benefits under the SERP shall be made to the pursuant to Sections 5.2, 6.1 and 6.2 of the SERP, i.e. no reduction in benefits for early retirement. Pursuant to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” and the “Code,” respectively), and the terms of the policy adopted by the Company and its Subsidiaries dated December 28, 2008, governing the timing of payments by reason of “separation from service” to “specified employees”, SERP payments shall be delayed for a period of six months following the Separation Date. Therefore, the SERP payments to the Executive shall commence on March 2, 2012, and such first payment shall be equal to $54,719.88 (6 times $9,119.98) thereafter, commencing in the seventh month following the Separation Date and concluding August 1, 2026, in monthly payments in the amount of $9,119.98; provided that if the Executive dies before August 1 2026 survived by a spouse, monthly payments shall continue to the spouse until August 1, 2026 in the amount of $4,559.99. The Company and the Executive agree that the provisions of Section 3 below relating to non-competition shall supersede the provisions of Section 9.3, entitled “Forfeiture of Benefits,” of the SERP.
( c)      Health Insurance. Executive shall continue to be covered under the Company's health and dental plans with Blue Cross/Blue Shield RI Healthmate and Blue Cross Dental (as may be amended from time to time) through and until August 31, 2012, during which time the Company shall pay the Executive's monthly premium. Thereafter, Executive shall have the right to continued coverage, at his expense, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA).
(d)    Company Equity. All equity awards granted to the Executive that are outstanding as of the Separation Date that are unvested (including but not limited to any of the Executive's unvested stock options and unvested restricted stock awards) shall be forfeited. For the avoidance of doubt, on the Separation Date, Executive is vested in 1,500 incentive stock options issued pursuant to his Incentive Stock Option Agreement. Such vested Stock Options shall remain exercisable until November 29, 2011, after which date such options shall be forfeited.
(e )    Expense Reimbursement. The Company shall promptly reimburse the Executive or pay directly, subject to the requirements of its reimbursement policies applied consistently with prior practice, for any business expenses incurred by the Executive prior to, and not reimbursed as of, the Separation Date. Company shall pay any property tax assessed on Executive's “company car” for the period prior to the Separation Date. (Executive understands that he is responsible for any income taxes due for personal use of the “company car” in accordance with IRS regulations.)
(f)    Vacation Pay. The Company shall pay the Executive, on the next regular payday following the Separation Date, pay, at his final base rate of pay, for the 4 days of vacation the Executive had earned but not used as of the Separation Date.
(g)    Company Automobile. Executive shall have the option to buy out or assume, at his expense, the lease to his “company car,” a 2008 Lexus GX470, , but only if the leasing company permits such buy out or assumption and subject to the terms and conditions of the leasing company and any reasonable terms as may be required by Nortek (such as naming Nortek as an additional insured under Executive's insurance policy).
3.    Non-Competition. Executive Agrees that he shall not compete with the Company Group for a period of one (1) year from the Separation Date (the “Non-Compete Period”). Executive's agreement not to compete with the Company Group during the Non-

Compete Period shall also prohibit Employee from owning a greater than 5% equity interest in, serving as a director, officer, employee or partner of, or being a consultant to or co-venturer with any business enterprise or activity that competes in North America with any line of business conducted by the Company Group at the Separation Date. During the Non-Compete Period, Executive agrees that he will not hire or attempt to hire any person employed by the Company Group during the 24 month period prior to the Separation Date, assist such a hiring by any other person or entity, encourage any such employee to terminate his relationship with the Company group or solicit or encourage any customer or vendor or the Company Group to terminate its relationship with the Company Group. At the end of the Non-Compete Period, Executive may engage in any business/advisory relationship with any company or person Executive has had dealings with while an employee of the Company and, subject to Executive's compliance with the terms and conditions of any confidentiality or non-disclosure agreement referred to in Section 4 below, this paragraph shall not be deemed to restrict such relationship.
4.     Confidentiality. Executive shall hold a fiduciary capacity for the benefit of the Company all secret, proprietary or confidential information, knowledge or data relating to the Company Group, which shall have been obtained by Executive during Executive's employment with the Company or any of its predecessors and which shall not be or become public knowledge (other than by acts of Executive or representatives of Executive in violation of this Agreement). Executive shall not, without prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other that the Company and those designated by it. Executive agrees that he will keep confidential and abide by the terms and conditions of any non-disclosure or confidentiality agreement pursuant to which Executive received confidential information during the course of his employment with the Company, such obligation to continue for the duration of the confidentiality required pursuant to such agreement .
5.    Remedies. The Parties acknowledge and agree that the Executive's breach or threatened breach of any of the restrictions set forth in Sections 3, 4 or 6 will result in irreparable and continuing damage to the Company Group for which there may be no adequate remedy at law and that the Company Group shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and its subsidiaries against him for such breaches or threatened or attempted breaches.
6.    Non-Disparagement. From and after the Separation Date, the Executive agrees not to defame or disparage, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other operations of the Company Group, any member of their management, boards of directors, any of their respective subsidiaries or affiliates, or any investor or shareholder in the Company or the Company Group, unless as required by law or an order of a court or governmental agency with jurisdiction.
7.    Executive's Cooperation Obligations. For a period of six months following the Separation Date (the “Continuation Period”), the Executive shall provide support and information to the Company as a non-employee consultant to the Company in connection with any reasonable transition services as the Company may require of the Executive on an as-needed basis from time to time during such period. Without limiting the scope of the previous sentence, the Executive shall make himself reasonably available to the Company during the Continuation Period, and shall cooperate with requests from the Company for support and/or information concerning any business or legal matters involving facts or events relating to the Company Group that may be within the Executive's knowledge and experience. In addition, the Executive shall cooperate with requests by the Company, upon reasonable notice, in connection with any litigation, regulatory proceeding or investigation that may be brought by or against the Company Group. It is acknowledged by the Parties that the Executive's services as delineated in this Section 7 are to be provided by the Executive only at the direction of, and in the manner requested by, the Company's General Counsel from time to time, and, for clarity, shall be provided by the Executive without any additional compensation to the Executive. The parties agree that the Executive shall not be obligated to perform more than 10 hours of service per month pursuant to this Section 7.
8.    Mutual Release.
8.1    Release of Claims. The Executive agrees that, on behalf of himself and his heirs, legal representatives, successors and assigns (hereinafter, collectively, the “Executive Released Parties”), and each of them, for good and valuable consideration does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Company Released Parties (as defined below), and the Company agrees that, on behalf of itself and the other Company Released Parties, and each of them, for good and valuable consideration, does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Executive Released Parties, from any and all known or unknown claims, demands, actions or causes of action that now exist or that may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Agreement, including, but not limited to, any and all claims whatsoever pertaining in any way to the Executive's employment at the Company or with any of the Company Released Parties (including any of their predecessors) or the termination of the Executive's employment, including, but not limited to, any claims under, as applicable: (1) the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran's Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all other federal, state or local laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, including alleged inducement to enter into this Agreement; (4) any and all other tort claims; (5) all claims for attorneys' fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including, but not limited to, earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Company Released Parties' or Executive Released Parties' express or implied contracts or under any federal, state, or local law, ordinance, or regulation; (8) any and all claims whatsoever against any of the Company Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefit; (9) any and all claims or benefits that would otherwise be due pursuant to the Nortek, Inc. Second Amended and Restated Change in Control Severance Benefit Plan for Key Employees effective August 27, 2004; and (10) any and all claims whatsoever to reinstatement; provided, however, that, notwithstanding anything to the contrary contained herein, this Agreement does not cover and specifically excludes the Executive's rights and claims directly or indirectly arising from or under or related to (A) any obligation of the Company to provide the benefits or payments described in this Agreement, (B) any indemnification, advancement of expenses, and/or contribution claims or rights that the Executive might have under any agreement, plan, program, policy, or arrangement of the Company and/or any other Company Released Parties (C) the Consolidated Omnibus Budget Reconciliation Act (COBRA), (D) any earned but unpaid wages through the Executive's final payroll period and the [4]days of vacation earned but not used by the Executive as of the Separation Date, (E) any vested Stock Options (F) any profit-sharing and/or retirement plans or other benefits in which the Executive has vested rights. The Executive and the Company also intend that this Section 8 operate as a waiver of all unknown claims of the type being released hereunder. The Executive warrants, on the one hand, that he is currently unaware of any such claim, demand, action, or cause of action against any Company Released Party, and the Company hereby warrants, on the other hand, that it is currently unaware of any such claim, demand, action, or cause of action against any Executive Released Party, which the Executive, or the Company, as appropriate, has not released pursuant to this Section 8 except for the rights and/or claims relating to the matters specifically excluded above. For purposes of this Section 8, “Company Released Parties” means, collectively, the Company and its present and former related companies, subsidiaries and affiliates, and all of their present and former employees, officers, directors, owners, shareholders, shareholders' employees, agents, attorneys, insurers, and operators, including in their individual capacity, and each of its and their successors and assign.s
8.2    Executive Acknowledgements. Effectiveness of this Agreement. The Executive acknowledges that he has been given the opportunity to review and consider this Agreement for 21 days from the date that the Executive received a copy. If the Executive elects to sign this Agreement before the expiration of the 21 days, the Executive acknowledges that he has agreed to waive his right to the full 21 day period. The Executive may revoke this Section 8 after signing it by giving written notice to the Company's General Counsel within 7 days after signing it. This Section 8, provided it is not revoked, will be effective on the 8th day after Executive signs and returns this Agreement to the Company. If the Executive revokes this Section 8, then Section 2 of this Agreement shall be void ab initio, and, for clarity, the Company Group shall have no obligations under this Agreement or otherwise to provide the Executive with any severance payments or benefits. The Executive acknowledges that the Executive has been advised to consult with an attorney before signing this Agreement, and that the Executive is signing this Agreement knowingly, voluntarily and with full understanding of its terms and effects, of his own free will without any duress, being fully informed and after due deliberation. The Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.
9.    Other Provisions.
9.1    Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, , sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed given when so delivered personally, or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, as follows:
(a)    If the Company, to:
Nortek, Inc
50 Kennedy Plaza
Providence, Rhode Island 02903-2360
Attention:     General Counsel
Telephone:    401-278-2621
Fax:    401-751-4610

With a copies to: Nortek's Vice President and Treasurer

(b)	If the Executive, to the Executive's home and office addresses reflected in the Company's records

9.2    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
9.3    Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
9.4    Governing Law and Venue.
(a)    This Agreement shall be governed and construed in accordance with the laws of the State of Rhode Island applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.
(b)    The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Providence, RI, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. SUBJECT TO APPLICABLE LAW, THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING FROM THIS AGREEMENT.
9.5    Assignability by the Company and the Executive. The Executive's rights and obligations may not be assigned by the Executive, but the Company may assign its rights, together with its obligations, to any other entity which will succeed to all or substantially all of the assets and substantially carry on the business of the Company.
9.6    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
9.7    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
9.8    Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 3 are reasonable and valid in temporal scope and in all other respects.
9.9    Judicial Modification. If any court determines that any of the covenants in Section 3, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.
9.10    Compliance with Law. This Agreement is intended to comply with the requirements of Section 409A of the Code and the parties hereto agree to treat payments and entitlements hereunder consistent with that intent. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.
9.11    Tax Withholding. Each payment under this Agreement is set forth as a gross amount and is subject to all applicable tax withholdings. The Company is hereby authorized to withhold from any payment due hereunder the amount of withholding taxes due any federal, state or local authority in respect of such payment and to take such other action as may be necessary to satisfy all Company obligations for the payment of such withholding taxes.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.
EXECUTIVE
/s/ Bruce E. Fleming
Bruce E. Fleming

NORTEK, INC.
By: /s/ Kevin W. Donnelly
Kevin W. Donnelly
Vice President, General Counsel & Secretary